Exhibit 10.01
CADENCE DESIGN SYSTEMS, INC.
EMPLOYMENT AGREEMENT
WITH R.L. SMITH McKEITHEN
          THIS AGREEMENT (this “Agreement”) is made effective as of April 1, 2008 (the “Effective Date”), between CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the “Company”), and R.L. SMITH McKEITHEN (“Executive”).
          WHEREAS, Executive is currently employed by the Company as its Senior Vice President, General Counsel and Secretary;
          WHEREAS, the Company and Executive wish to enter into a formal employment agreement on the terms and conditions as set forth herein outlining a different set of duties and responsibilities; and
          WHEREAS, this Agreement supersedes the Employment Agreement entered into between the Company and the Executive on May 18, 2004.
          NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:
1. TERM AND DUTIES.
          1.1. EFFECTIVE DATE AND TERM. The Company hereby employs Executive and Executive hereby accepts employment pursuant to the terms and provisions of this Agreement, including but not limited to the services set forth in Section 1.2, commencing on the Effective Date. The term of this Agreement shall be for a period of two (2) years (“Initial Term”), with such additional one (1) year extensions as to which the Company and Executive may mutually agree. The initial two year term together with any extensions (and adjusted for any earlier termination of employment described under Section 4 hereof) shall be referred to herein as the “Term.”
          1.2. SERVICES.
               (a) Executive shall have the title of Executive Vice President. Executive’s duties will be assigned to Executive by the Company’s Chief Executive Officer (“CEO”) to whom Executive shall directly report.
               (b) Executive shall be required to comply with all applicable company policies and procedures, as such shall be adopted, modified or otherwise established by the Company from time to time.
          1.3. NO CONFLICTING SERVICES. During his employment with the Company, Executive agrees to devote his productive time and best efforts to the performance of

Executive’s duties hereunder. Executive further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Executive is employed by the Company or receiving compensation or any other consideration from the Company, he will not directly or indirectly render services of any nature to, otherwise become employed by, serve on the board of directors of, or otherwise participate or engage in any other business without complying with the Company’s Code of Business Conduct. Nothing herein contained shall be deemed to preclude Executive from having outside personal investments and involvement with appropriate community activities, or from devoting a reasonable amount of time to such matters, provided that they shall in no manner interfere with or derogate from Executive’s work for the Company.
          1.4. OFFICE. The Company shall maintain an office for Executive at the Company’s corporate headquarters, which currently are located in San Jose, California.
2. COMPENSATION.
          The Company shall pay to Executive, and Executive shall accept as full consideration for the Services, compensation consisting of the following:
          2.1. BASE SALARY. The Company shall pay Executive a base salary of no less than Four Hundred Thousand Dollars ($400,000) per year (“Base Salary”), payable in installments in accordance with the Company’s customary payroll practices, less such deductions and withholdings required by law or authorized by Executive.
          2.2. BONUS. Executive shall be entitled to an annual bonus with an annual target bonus of 100% of Base Salary, which as of the Effective Date shall be Four Hundred Thousand Dollars ($400,000) (the “Target Bonus”). Executive’s bonus shall be calculated as if Executive were participating in the Company’s Senior Executive Bonus Plan or its successor (the “Bonus Plan”) pursuant to the terms of such Bonus Plan (the criteria for earning a bonus thereunder are set annually by the Compensation Committee). The Board or the Compensation Committee shall review the amount of the Target Bonus from time to time, but no less frequently than annually; provided that (i) Executive shall receive no less than the Target Bonus with respect to each fiscal year of the Company during which Executive is employed during the entire fiscal year; and (ii) in the event that bonuses are measured and paid to other executives at the same level as Executive in periods shorter than a full fiscal year (a “Bonus Measurement Period”), Executive shall receive no less than a pro-rated payment of his Target Bonus with respect to each such Bonus Measurement Period during which Executive is employed.
          2.3. EQUITY GRANTS. Executive has previously been granted stock options and incentive stock awards by the Company which remain in full force and effect in accordance with the terms of the agreements documenting such grants.
          2.4. INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation or other person in which the Company has an ownership interest in any capacity at the Company’s request, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, all to the fullest extent not prohibited by law, as more fully described in that Indemnification Agreement between the Company and Executive dated as of August 4, 1999, and attached hereto as Exhibit A.
3. EXPENSES AND BENEFITS.
          3.1. REASONABLE AND NECESSARY BUSINESS EXPENSES. In addition to the compensation provided for in Section 2 hereof, the Company shall reimburse Executive for all reasonable, customary and necessary expenses incurred in the performance of Executive’s duties hereunder. Executive shall account for such expenses by submitting a statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature and extent of reimbursement for such expenses shall always be subject to the control, supervision and direction of the Chief Financial Officer, the CEO and the Board, or such other persons as may be specified from time to time by the CEO.
          3.2. BENEFITS. During Executive’s employment with the Company, pursuant to this Agreement:
               (a) Executive shall be eligible to participate in the Company’s standard U.S. health insurance, life insurance and disability insurance plans, as such plans may be modified from time to time; and
               (b) Executive shall be eligible to participate in the Company’s qualified and non-qualified retirement and other deferred compensation programs pursuant to their terms, as such programs may be modified from time to time.
          3.3. SARBANES-OXLEY ACT LOAN PROHIBITION. To the extent that any company benefit, program, practice, arrangement, or any term of this Agreement would or might otherwise result in the Company’s extension of a credit arrangement to Executive not permissible under the Sarbanes-Oxley Act of 2002 (a “Loan”), the Company will use reasonable efforts to provide Executive with a substitute for such Loan, which is lawful and of at least equal value. If this cannot be done, or if doing so would be significantly more expensive to the Company than making a Loan, then the Company need not make or maintain a Loan or provide a substitute for it.
4. TERMINATION OF EMPLOYMENT.
          4.1. GENERAL. Executive’s employment by the Company under this Agreement shall terminate upon the expiration of the Term, or earlier in the following circumstances: (a) immediately upon delivery to Executive of written notice of termination by the Company, (b) upon the specified effective date of termination provided by written notice of termination by Executive, which notice is received by the Company at least thirty (30) days before the specified effective date of such termination, or (c) upon Executive’s death or Permanent Disability (as defined in Section 4.4 hereof).
               (a) In the event of a termination by the Company, including an event constituting Constructive Termination, except where Executive is terminated for Cause (as defined in Section

4.2 hereof) and except as the result of a Permanent Disability or death, and (i) upon execution by Executive of a release of claims substantially in the form attached hereto as Exhibit B (the “Release”), (ii) after Executive has returned to the Company all hard and soft copies of records, documents, materials and files in his possession or control, which contain or relate to confidential, proprietary or sensitive information obtained by Executive in conjunction with his employment with the Company, as well as all other Company-owned property, and (iii) subject to Executive’s compliance with the covenants set forth in Sections 7, 8 and 9 hereof, the Company shall provide Executive with the benefits as set forth in Section 4.7 below (to which Executive would not otherwise be entitled).
               (b) In the event of a termination by the Executive, except as the result of a Permanent Disability or death, and upon execution by Executive of a release of claims substantially in the form attached hereto as Exhibit B (the “Release”) and after Executive has returned to the Company all hard and soft copies of records, documents, materials and files in his possession or control, which contain or relate to confidential, proprietary or sensitive information obtained by Executive in conjunction with his employment with the Company, as well as all other Company-owned property, the Company shall provide Executive with the benefits as set forth in Section 4.8 below (to which Executive would not otherwise be entitled).
               (c) In the event of the termination of Executive’s employment on account of the expiration and non-renewal of the Term, the provisions of Section 4.9 of this Agreement shall apply.
               (d) In the event of the termination of Executive’s employment on account of death or Permanent Disability, the provisions of Section 4.10 of this Agreement shall apply.
          4.2. DEFINITION OF CAUSE. For purposes of this Agreement, “Cause” shall mean (1) Executive’s gross misconduct or fraud in the performance of his duties under this Agreement; (2) Executive’s conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (3) Executive’s engaging in any material act of theft or material misappropriation of company property in connection with his employment; (4) Executive’s material breach of this Agreement, after written notice delivered to Executive of such breach and failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; (5) Executive’s material breach of the Proprietary Information Agreement (as defined in Section 8 hereof); (6) Executive’s material failure/refusal to perform his assigned duties, and, where such failure/refusal is curable, if such failure/refusal is not cured within thirty (30) days following delivery of written notice thereof from the Company; or (7) Executive’s material breach of the Company’s Code of Business Conduct as such code may be revised from time to time.
          4.3. DEFINITION OF CONSTRUCTIVE TERMINATION. For purposes of this Agreement, “Constructive Termination” shall mean:
               (i) a material adverse change, without Executive’s written consent, in Executive’s title causing Executive’s position to be of materially less stature or responsibility, after written notice delivered to the Company of such change and the Company’s failure to cure such change, if curable, within thirty (30) days following delivery of such notice;

               (ii) any change, without Executive’s written consent, to Executive’s reporting structure causing Executive to no longer report to the CEO, or, following a Change in Control, the CEO of any successor to the Company, after written notice delivered to the Company of such change and the Company’s failure to cure such change, if curable, within thirty (30) days following delivery of such notice;
               (iii) a reduction, without Executive’s written consent, in Executive’s Base Salary in effect on the Effective Date (or such higher level as may be in effect in the future) by more than ten percent (10%) or a reduction by more than ten percent (10%) in Executive’s stated Target Bonus in effect on the Effective Date (or such greater Target Bonus amount as may be in effect in the future);
               (iv) a relocation of Executive’s principal place of employment by more than thirty (30) miles, unless Executive consents in writing to such relocation;
               (v) any material breach by the Company of any provision of this Agreement, after written notice delivered to the Company of such breach and the Company’s failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; or
               (vi) any failure by the Company to obtain the written assumption of this Agreement by any successor to the Company.
          4.4 DEFINITION OF PERMANENT DISABILITY. For purposes of this Agreement, “Permanent Disability” shall mean any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months and that renders Executive unable to perform effectively the services pursuant to this Agreement.
          4.5 CHANGE IN CONTROL.
               (a) Should there occur a Change in Control (as defined below) and if within ninety (90) days prior to, or thirteen (13) months following, the Change in Control either (i) Executive is terminated without Cause or (ii) Executive resigns his employment as a result of an event constituting a Constructive Termination (as defined in Section 4.3 above), then, in exchange for signing the Transition Agreement substantially in the form attached hereto as Exhibit C, and in lieu of any other benefits to which Executive may be entitled hereunder, including but not limited to Sections 4.7 and 4.8 of this Agreement, Executive shall be entitled to all of the benefits set forth in such Exhibit C.
               (b) For purposes of this Section 4.5, a Change in Control shall be deemed to occur upon the consummation of any one of the following events:
(i)	any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent

(50%) of the total voting power represented by the Company’s then outstanding voting securities;

(ii)	except pursuant to the exception applicable to clause (iii) below, a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” means directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board);

(iii)	the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation receive, in exchange for their voting securities of the Company in consummation of such merger or consolidation, securities possessing at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation; or

(iv)	the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.
          4.6 TERMINATION FOR CAUSE. In the event Executive’s employment is terminated for Cause, then Executive will be paid only (a) any earned but unpaid base salary and any outstanding expense reimbursements submitted and approved pursuant to Section 3.1 hereof, and (b) other unpaid vested amounts or benefits under Company compensation, incentive and benefit plans, in each case as of the effective date of such termination.
          4.7 BENEFITS PAYABLE UPON TERMINATION NOT FOR CAUSE OR CONSTRUCTIVE TERMINATION. The benefits payable pursuant to Section 4.1(a) above are as follows:
               (a) all of the unvested options and other outstanding stock awards, which are then held by Executive, and that would have vested had Executive continued to serve as an executive of the Company for the greater of (i) the remainder of the Initial Term (if any) or (ii) the twelve (12) month period succeeding such termination, shall immediately vest and become exercisable within five (5) days following the end of the Term, and there shall be no further vesting of those options or stock awards, notwithstanding any provision in any stock grant or stock agreement to the contrary. This acceleration will have no effect on any other provisions of the stock awards.

               (b) if Executive elects to continue coverage under the Company’s medical, dental, and vision insurance plans pursuant to the Executive’s rights established by the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay Executive’s COBRA premiums for the entire period for which Executive or a qualified beneficiary of Executive is eligible to receive such coverage pursuant to COBRA.
               (c) six months after the date of termination of employment, a lump-sum payment equal to the greater of (i) the base salary and target bonus Executive could have earned had he remained employed through the remainder of the Initial Term, or (ii) eight hundred thousand dollars ($800,000), less applicable tax deductions and withholdings.
          4.8 PAYMENTS AND BENEFITS PAYABLE UPON EXECUTIVE’S RESIGNATION OF EMPLOYMENT. The benefits payable pursuant to Section 4.1(b) above are as follows:
               (a) six months after the date of termination of employment, a lump-sum payment equal to the amount of base salary and target bonus that Executive could have earned had he remained employed through the remainder of the Initial Term, or if the term of the Agreement has been extended, for the remainder of the then applicable extension. The amount payable to Executive shall be reduced by applicable tax deductions and withholdings.
               (b) if Executive elects to continue coverage under the Company’s medical, dental, and vision insurance plans pursuant to COBRA, the Company will pay Executive’s COBRA premiums for the greater of (i) the remainder of the Initial Term (if any) or (ii) the succeeding twelve (12) month period.
               (c) all of the unvested options and other outstanding stock awards granted to Executive prior to February 2008, which are then held by Executive and that would have vested had Executive continued to serve as an executive of the Company for the lesser of (i) the remainder of the Initial Term (if any) or (ii) the succeeding twelve (12) month period, shall immediately vest and become exercisable within five (5) days following the end of the Term, and there shall be no further vesting of those options or stock awards, notwithstanding any provision in any stock grant or stock agreement to the contrary. This acceleration will have no effect on any other provisions of any of Executive’s other options and outstanding stock awards.
          4.9 ADDITIONAL BENEFITS IN THE EVENT OF THE NON-RENEWAL OF THE AGREEMENT FOLLOWING COMPLETION OF THE INITIAL TERM. In the event that the Initial Term is not extended by mutual agreement of the Company and Executive, upon execution by Executive of a release of claims substantially in the form attached hereto as Exhibit B (the “Release”) and after Executive has returned to the Company all hard and soft copies of records, documents, materials and files in his possession or control, which contain or relate to confidential, proprietary or sensitive information obtained by Executive in conjunction with his employment with the Company, as well as all other Company-owned property, the Company shall provide Executive with the benefits as set forth below (to which Executive would not otherwise be entitled).

               (a) if Executive elects to continue coverage under the Company’s medical, dental, and vision insurance plans pursuant to COBRA, the Company will pay Executive’s COBRA premiums for the entire period for which Executive or a qualified beneficiary of Executive is eligible to receive such coverage pursuant to COBRA.
               (b) six months after the date of termination of employment, a lump-sum payment of $100,000, less applicable tax deductions and withholdings.
          4.10 TERMINATION ON ACCOUNT OF DEATH OR PERMANENT DISABILITY. In the event that Executive’s employment terminates on account of death or Permanent Disability, then Executive (or in the case of Executive’s death, his estate, beneficiary or other successor in interest) shall receive the following benefits:
               (a) all of the unvested options and other outstanding stock awards, which are then held by Executive and that would have vested had Executive continued to serve as an executive of the Company for the greater of (i) the remainder of the Initial Term (if any) or (ii) the succeeding twelve (12) month period, shall immediately vest and become exercisable within five (5) days following the end of the Term, and there shall be no further vesting of those options or stock awards, notwithstanding any provision in any stock grant or stock agreement to the contrary. This acceleration will have no effect on any other provisions of the stock awards.
               (b) if Executive and/or his qualified beneficiaries under COBRA elect to continue coverage under the Company’s medical, dental, and vision insurance plans pursuant to COBRA, the Company will pay the applicable COBRA premiums for the succeeding eighteen (18) month period.
               (c) within ten (10) days following the end of the Term, a lump-sum payment equal to the greater of (i) the base salary and target bonus Executive could have earned had he remained employed through the remainder of the Initial Term, or if the term of the Agreement has been extended, for the remainder of the then applicable extension, or (ii) eight hundred thousand dollars ($800,000), less applicable tax deductions and withholdings.
5. EXCISE TAX.
          In the event that any benefits payable to Executive pursuant to this Agreement or the Transition Agreement (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Termination Benefits hereunder shall be either (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days after written notice of the Accountants’ determination, and Executive has not disputed the Accountants’ determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.
          If, notwithstanding any reduction described in this Section 5, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of any Termination Benefits, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Termination Benefits equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Termination Benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Termination Benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.
          Notwithstanding any other provision of this Section 5, if (1) there is a reduction in the payment of the Termination Benefits as described in this Section 5, (2) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (3) Executive pays the Excise Tax, then the Company shall pay to Executive those Termination Benefits which were reduced pursuant to this subsection as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of the Termination Benefits are maximized.
6. DISPUTE RESOLUTION.
               (a) Each of the parties expressly agrees that, to the extent permitted by applicable law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Executive and the Company arising under this Agreement (as opposed to the Transition Agreement), except those arising under Section 6(d) hereof or under the Proprietary Information Agreement (as defined in Section 8 hereof), shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the JAMS Arbitration Rules and Procedures, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes, without limitation, any and all disputes, controversies, and/or claims arising out of or concerning Executive’s employment by the Company or the termination of his employment or this Agreement, and includes, without limitation, claims by Executive against directors, officers or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, to the full extent permitted by law. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims. This Section 6 does not purport to limit either party’s ability to recover any remedies provided for by statute, including attorneys’ fees.
               (b) The arbitration shall be held in the San Jose, California metropolitan area, and shall be administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that they will be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator, consistent with the nature of the claims in dispute. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.
               (c) The Company shall be responsible for payment of the arbitrator’s fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys’ fees and costs (including expert fees and costs), except that if any party prevails on a statutory claim that entitles the prevailing party to reasonable attorneys’ fees (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorneys’ fees (with or without expert fees) to the prevailing party in accord with such statute.
               (d) The parties agree, however, that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof). In the event of any such breach or threatened breach, Cadence may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof) and requiring Executive to comply with the terms of those agreements.
7. COOPERATION WITH THE COMPANY.
          Following the end of the Term for any reason (other than death), Executive shall cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Such cooperation shall be provided by

Executive at mutually-convenient times. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company is a party at the request of the Company upon delivery to Executive of reasonable advance notice. With respect to the cooperation/participation described in the preceding sentences, the Company will reimburse Executive for all reasonable expenses incurred by Executive in the course of such cooperation/participation. Furthermore, Executive agrees to return to the Company all property of the Company, including all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control, as well as all other company-owned property in his possession or control, at the end of the Term, except to the extent that retention of any of such property is necessary or desirable or convenient in order to permit Executive to satisfy his obligations under this Section 7 or under the Transition Agreement, after which time Executive shall promptly return all such retained company property, except as is agreed in writing by the CEO or the Company’s chief human resources officer.
8. PROPRIETARY INFORMATION AGREEMENT.
          The Executive’s Employee Proprietary Information and Inventions Agreement was executed on May 18, 2004, in the form attached hereto as Exhibit D (the “Proprietary Information Agreement”).
9. NON-DISPARAGEMENT COVENANT.
          Executive will not make any statement, written or oral, that disparages the Company or any of its affiliates, or any of the Company’s or its affiliates’ products, services, policies, business practices, employees, executives, officers, or directors. Similarly, the Company agrees to instruct its executive officers and members of the Company’s Board of Directors not to make any statement, written or oral, that disparages Executive. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process.
10. GENERAL RELEASE OF CLAIMS.
               (a) In consideration for the Company’s agreement to enter into this Agreement and for the benefits provided hereunder (including substantial benefits to which Executive would not otherwise have been entitled to in the absence of this Agreement), Executive hereby irrevocably, fully and finally releases the Company, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the change in his employment relationship with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company prior to the Effective Date. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with the Company, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in

Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to (i) any amounts or benefits to which Executive is or becomes entitled to pursuant to the provisions of this Agreement, (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds; (iii) claims related to Executive’s COBRA rights; and (iv) any rights that Executive has or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle.
          Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.
          Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this Section 9.
          Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.
          Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
          Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement at any time within that 21-day period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, and the later of such eighth day or April 1, 2008 will be the “Effective Date” of this Agreement.

11. GENERAL.
          11.1 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
          11.2 SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.
          11.3 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective either (a) upon personal service or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and, if addressed to the Company, in care of the CEO at the Company’s principal corporate address, and, if addressed to Executive, at his most recent address shown on the Company’s corporate records or at any other address which Executive may specify in any appropriate notice to the Company, or (c) upon only depositing such notice in the U.S. Mail as described in clause (b) of this paragraph.
          11.4 COUNTERPARTS. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.
          11.5 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, the exhibits to this Agreement, any existing stock option agreements or incentive stock award agreements between the parties, and the documents, plans and policies referred to in this Agreement (which are hereby incorporated herein by reference) constitute the complete and exclusive statement of the agreement between the parties and supersede all proposals (oral or written), understandings, agreements, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof, including but not limited to that prior employment agreement entered into between the Company and Executive dated May 18, 2004; provided, however, that the Proprietary Information Agreement signed by Executive on May 18, 2004, and Executive’s agreement, made prior to the Effective Date of this Agreement, to abide by the Company’s policies, including but not limited to the Company’s Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, remain in full force and effect and govern Executive’s conduct from the date of execution of such agreements until the end of the Term.
          11.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without regard to its conflict of laws principles.

          11.7 ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by the Company.
          11.8 AMENDMENTS. This Agreement, and the terms and conditions of the matters addressed in this Agreement, may only be amended in writing executed both by the Executive and the CEO of the Company.
          11.9 TERMINATION AND SURVIVAL OF CERTAIN PROVISIONS. This Agreement shall terminate at the end of the Term; provided, however, that the following provisions of this Agreement shall survive its termination: Executive’s obligations under Section 7, 8 and 9 hereof; the Company’s obligations to provide compensation earned through the termination of the employment relationship under Sections 2 and 3 hereof; the Company’s obligations and Executive’s obligations under Section 4 hereof; the Company’s obligations and Executive’s obligations enumerated in Section 4 of the Transition Agreement, if applicable; the Company’s obligation to indemnify Executive pursuant to Section 2.4 hereof and the referenced Indemnification Agreement; the dispute resolution provisions of Section 6 hereof; the release of claims set forth in Section 10 above, and, to the extent applicable, this Section 11.
          11.10 DEPARTMENT OF HOMELAND SECURITY VERIFICATION REQUIREMENT. If Executive has not already done so, he will timely file all documents required by the Department of Homeland Security to verify his identity and his lawful employment in the United States. Notwithstanding any other provision of this Agreement, if Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, his employment will terminate immediately upon notice from the Company and he will not be entitled to any compensation from the Company of any type.
          11.11 HEADINGS. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
          11.12 TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.

          11.13 TAX MATTERS. Notwithstanding anything in this Agreement or the Transition Agreement to the contrary, to the extent that the Company in good faith determines that any payment provided for in Section 4 hereof or the Transition Agreement constitutes a “deferral of compensation” under Section 409A, no amounts shall be payable to Executive pursuant to such provision prior to the earliest of (a) Executive’s death, (b) Executive’s Permanent Disability (as defined in Section 4.4) or (c) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Section 409A of the Code).
          IN WITNESS WHEREOF, the parties have executed this Agreement on this 15th day of February 2008.

CADENCE DESIGN SYSTEMS, INC.		EXECUTIVE

By:	/s/ Michael J. Fister	/s/ R.L. Smith McKeithen
	Michael J. Fister	R.L. Smith McKeithen
President & Chief Executive Officer

EXHIBIT A
INDEMNITY AGREEMENT

INDEMNITY AGREEMENT
          This Indemnity Agreement, dated as of August 4, 1999, is made by and between Cadence Design Systems, Inc., a Delaware corporation (the “Company”), and R.L. Smith McKeithen, an Officer of the Company (the “Indemnitee”).
RECITALS
     A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;
     B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;
     C. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so substantial (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of officers and directors;
     D. The Company believes that it is unfair for its directors and officers and the directors and officers of its subsidiaries to assume the risk of large judgments and other expenses that may be incurred in cases in which the director or officer received no personal profit and in cases where the director or officer was not culpable;
     E. The Company recognizes that the issues in controversy in litigation against a director or officer of a corporation such as the Company or a subsidiary of the Company are often related to the knowledge, motives and intent of such director or officer, that he is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director or officer can reasonably recall such matters; and may extend beyond the normal time for retirement for such director or officer with the result that he, after retirement or in the event of his death, his spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director or officer from serving in that position;
     F. Based upon their experience as business managers, the Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its officers and directors and the officers and directors of its subsidiaries, and to assume for itself maximum liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Company and its subsidiaries, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its subsidiaries and the Company’s shareholders;
     G. Section 145 of the General Corporation Law of Delaware, under which the Company is organized (“Section 145”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive;
     H. The Company, after reasonable investigation prior to the date hereof, has determined that the liability insurance coverage available to the Company and its subsidiaries as of the date hereof is inadequate and/or unreasonably expensive. The Company believes, therefore, that the interests of the Company’s shareholders would best be served by a combination of such insurance as the Company may obtain, or request a subsidiary to obtain, pursuant to the Company’s obligations hereunder, and the indemnification by the Company of the directors and officers of the Company and its subsidiaries.
     I. The Company desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Company and/or the subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or the subsidiaries of the Company; and
     J. The Indemnitee is willing to serve, or to continue to serve, the Company and/or the subsidiaries of the Company, provided that he is furnished the indemnity provided for herein.
AGREEMENT
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Definitions.
          (a) Agent. For the purposes of this Agreement, “agent” of the Company means any person who is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interest of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

          (b) Expenses. For purposes of this Agreement, “expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, Section 145 or otherwise; provided, however, that expenses shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement of a proceeding.
          (c) Proceeding. For the purposes of this Agreement, “proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever.
          (d) Subsidiary. For the purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.
     2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an agent of the Company, at its will (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of the Company, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as he tenders his resignation in writing, provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.
     3. Maintenance of Liability Insurance.
          (a) The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of the Company, the Company, subject to Section 3(b), shall use reasonable efforts to obtain and maintain in full force and effect director’s and officer’s liability (“D&O Insurance”) in reasonable amounts from established and reputable insurers.
          (b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.
     4. Mandatory Indemnification. The Company shall indemnify the Indemnitee:
          (a) Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the company) by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and
          (b) Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any amounts paid in settlement of any such proceeding and all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding if he acted in good faith and in manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper; and
          (c) Actions Where Indemnitee is Deceased. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, prior to, during the pendency or after completion of such proceeding Indemnitee is deceased, except that in a proceeding by or in the right of the Company no indemnification shall be due under the provisions of this subsection in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company, by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his duty to the Company, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such amounts which the Court of Chancery or such other court shall deem proper; and
          (d) Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by D&O Insurance.

     5. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a proceeding but not entitled, however, to indemnification for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for such total amount except as the portion thereof to which the Indemnitee is not entitled.
     6. Mandatory Advancement of Expenses. Subject to Section 10 below, the Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company or by reason of anything done or not done by him in any such capacity. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefore by the Indemnitee to the Company.
     7. Notice and Other Indemnification Procedures.
          (a) Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.
          (b) If, at the time of receipt of a notice of the commencement of a proceeding pursuant to Section 7(a) hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.
          (c) In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (i) the Indemnitee shall have the right to employ his counsel in any such proceeding at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the company and the Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

     8. Determination of Right to Indemnification.
          (a) To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4(a), 4(b), or 4(c) of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by him in connection with the investigation, defense or appeal of such proceeding.
          (b) In the event that Section 8(a) is inapplicable, the Company shall also indemnify the Indemnitee unless, and only to the extent that, the Company shall prove by clear and convincing evidence to a forum listed in Section 8(c) below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.
          (c) The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8(b) hereof that the Indemnitee is not entitled to indemnification will be heard from among the following:
               (1) A quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;
               (2) The stockholders of the Company;
               (3) Legal counsel selected by the Indemnitee, and reasonably approved by the Board, which counsel shall make such determination in a written opinion.
               (4) A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected.
          (d) As soon as practicable, and in no event later than 30 days after written notice of the Indemnitee’s choice of forum pursuant to Section 8(c) above, the Company shall, at its own expense, submit to the selected forum in such manner as the Indemnitee or the Indemnitee’s counsel may reasonably request, its claim that the Indemnitee is not entitled to indemnification; and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.
          (e) If the forum listed in Section 8(c) hereof selected by Indemnitee determines that Indemnitee is entitled to indemnification with respect to a specific proceeding, such determination shall be final and binding on the Company. If the forum listed in Section 8(c) hereof selected by Indemnitee determines that Indemnitee is not entitled to indemnification with respect to a specific proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification pursuant to the Agreement.

          (f) Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.
     9. Limitation of Actions and Release of Claims. No proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Company or any subsidiary against the Indemnitee, his spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such proceeding is based; however, in a case where the Indemnitee fraudulently conceals the facts underlying such cause of action, no proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (i) the date the Company or any subsidiary of the Company discovers such facts, or (ii) the date the Company or any subsidiary of the Company could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any subsidiary of the Company, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 9 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof, but as to which the Company has no actual knowledge apart from the Indemnitee’s knowledge.
     10. Expectations. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:
          (a) Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145, but such indemnification or advancement of expenses may be provided by the Company in Specific cases if the Board of Directors finds it to be appropriate; or
          (b) Lack of Good Faith. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or
          (c) Unauthorized Settlements. To Indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; or
          (d) Claims by the Company for Willful Misconduct. To indemnify or advance expenses to the Indemnitee under this Agreement for any expenses incurred by the Indemnitee with respect to any proceeding or claim brought by the Company against Indemnitee for willful misconduct, unless a court of competent jurisdiction determines that each of such claims was not made in good faith or was frivolous; or
          (e) 16(b) Actions. To indemnify the Indemnitee on account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities and Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or
          (f) Willful Misconduct. To indemnify the Indemnitee on account of Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct; or
          (g) Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.
     11. Non-exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s shareholders or disinterested directors, other agreements, or otherwise, both as to action in his official capacity and to action in another capacity while occupying his position as an agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.
     12. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.
     13. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 12 hereof.
     14. Modification And Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     15. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.
     16. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.
     17. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely with Delaware.
     18. Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.
     The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

Address:	Cadence Design Systems, Inc. 2655 Seely Rd. San Jose, CA 95134

	By	/s/ H. Raymond Bingham
H. Raymond Bingham
President & CEO
Its

INDEMNITEE:

/s/ R.L. Smith Mckeithen

R.L. Smith Mckeithen

Address: 2655 Seely Road San Jose, CA 95134

EXHIBIT B
RELEASE AGREEMENT

RELEASE AGREEMENT
          1. GENERAL RELEASE OF CLAIMS.
               a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
                    i. any amounts or benefits to which Executive is or becomes entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 11.9 of the Employment Agreement to survive the termination of Executive’s full-time employment;
                    ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
                    iii. claims related to Executive’s COBRA rights; and
                    iv. any rights that Executive has or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle.
               b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.
               c. Executive acknowledges that the payments provided in his Employment Agreement constitute adequate consideration for this release.
               d. Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.
               e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
          2. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Agreement.
     The undersigned has executed this Release Agreement on this ___ day of                     ,                     .

R.L. Smith McKeithen

EXHIBIT C
EXECUTIVE TRANSITION AND RELEASE AGREEMENT IN CONNECTION WITH A CHANGE IN CONTROL

EXECUTIVE TRANSITION AND RELEASE AGREEMENT IN CONNECTION WITH A CHANGE IN CONTROL
          This Executive Transition and Release Agreement (this “Agreement”) is entered into between R.L. Smith McKeithen (“Executive”) and Cadence Design Systems, Inc. (“Cadence” or the “Company”) pursuant to Section 4.5 of Executive’s employment agreement with the Company dated                     , 2008 (“Employment Agreement”), as the Employment Agreement may be amended from time to time.
          1. TRANSITION COMMENCEMENT DATE. As of                     (the “Transition Commencement Date”), Executive will no longer hold the position of Executive Vice President and will be relieved of all of Executive’s authority and responsibilities in that position. Executive will be paid all accrued salary for his services as an officer of the Company to the Transition Commencement Date by not later than the following regular payroll date. Following the Transition Commencement Date, Executive will no longer participate in Cadence’s medical, dental, and vision insurance plans (unless Executive elects to continue coverage pursuant to COBRA), and will not be eligible for a bonus for any services rendered after that date.
          2. TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive’s employment with Cadence terminates (the “Termination Date”) is called the “Transition Period” in this Agreement. Executive’s Termination Date will be the earliest to occur of:
               a. the date on which Executive resigns from all employment with Cadence;
               b. the date on which Cadence terminates Executive’s employment due to a breach by Executive of Executive’s duties or obligations under this Agreement; and
               c. one year from the Transition Commencement Date.
          3. DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.
               a. During the Transition Period, Executive will assume the position                     of                             . In this position, Executive will render those services requested by Cadence’s                      on an as-needed basis. Executive’s time rendering those services is not expected to exceed thirty (30) hours per month. Executive and Cadence agree that neither party anticipates that Executive will resume full-time employment with Cadence in the future.
               b. As a Cadence executive, as well as other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence’s business (including confidential information relating to Cadence and its operations, intellectual property assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in any business in which Cadence engages on the Transition Commencement Date, including the electronic design automation (“EDA”) industry (“Cadence Business”), without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venture, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person that (i) is engaged in a Cadence Business, (ii) directly competes against Cadence or any of its existing or future affiliates, whether in the EDA industry or otherwise, anywhere in the world, or (iii) produces, markets, distributes or sells any products, directly or indirectly through intermediaries, that are competitive with Cadence. As used in this paragraph, the term “EDA industry” means the research, design or development of electronic design automation software, electronic design verification, emulation hardware and related products, such products containing hardware, software and both hardware and/or software products, designs or solutions for, and all intellectual property embodied in the foregoing, or in commercial electronic design and/or maintenance services, such services including all intellectual property embodied in the foregoing. If Executive receives an offer of employment or consulting from any person or entity that engages in whole or in part in a Cadence Business, then Executive must first obtain written approval from Cadence’s Chief Executive Officer (“CEO”) before accepting said offer.
               c. During the Transition Period, Executive will be prohibited, to the full extent allowed by applicable law, and except with the written advance approval of Cadence’s CEO (or his successor(s)), from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement: (i) encouraging, inducing, attempting to induce, soliciting or attempting to solicit for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate; provided that the foregoing shall not prohibit Executive from giving an employment reference if asked to do so; (ii) interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate; or (iii) soliciting, diverting or accepting business, in any line or area of business engaged in by Cadence or any Cadence affiliate, from any former or present client, customer or joint venture partner of Cadence or any Cadence affiliate (other than on behalf of Cadence). The restrictions contained in subparagraph (i) of this paragraph 3(c) shall also be in effect for a period of one year following the Termination Date. This paragraph 3(c) does not alter any of the obligations the Executive may have under the Employee Proprietary Information Agreement, dated as of May 18, 2004.
               d. Executive will fully cooperate with Cadence in all matters relating to his employment, including the winding up of work performed in Executive’s prior position and the orderly transition of such work to other Cadence employees.
               e. Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence’s or its affiliates’ products, services, policies, business practices, employees, executives, officers, or directors. Similarly, Cadence agrees to instruct its executive officers and members of the Company’s Board of Directors not to make any statement, written or oral, that disparages Executive. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process.
               f. Notwithstanding paragraph 9 hereof, the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of paragraph 3(b) or 3(c), or for Cadence or Executive in the event of a breach or threatened breach of paragraph 3(e). In the event of any such breach or threatened breach, the non-breaching party may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the other party from violating this Agreement and requiring the other party to comply with the terms of this Agreement.
          4. TRANSITION COMPENSATION AND BENEFITS. In consideration of Executive’s execution of the release of claims in this Agreement and as compensation for Executive’s services during the Transition Period, Cadence will provide the following payments and benefits to Executive (to which Executive would not otherwise be entitled), after Executive has returned to the Company all hard and soft copies of records, documents, materials and files in his possession or control, which contain or relate to confidential, proprietary or sensitive information obtained by Executive in conjunction with his employment with the Company, as well as all other Company-owned property:
               a. all outstanding equity compensation awards (including, stock options granted and incentive stock awards) issued by the Company to the Executive prior to the Change in Control (as defined in Section 4.5 of Executive’s Employment Agreement) shall have their vesting fully accelerated so as to be 100% vested as of the Effective Date of this Agreement, notwithstanding any provision in any stock grant or stock agreement to the contrary. This acceleration will have no effect on any other provisions of the stock awards; and
               b. if Executive elects to continue coverage under Cadence’s medical, dental, and vision insurance plans pursuant to COBRA following the Transition Commencement Date, Cadence will pay Executive’s COBRA premiums during the Transition Period and up to the full period of Executive’s COBRA eligibility.
Except as so provided, Executive will receive no other compensation or benefits from Cadence in consideration of Executive’s services during the Transition Period.
          5. FIRST TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not resign from employment with Cadence and Cadence does not terminate Executive’s employment with Cadence due to a breach by Executive of Executive’s duties under this Agreement, and in consideration for Executive’s acceptance of this Agreement and Executive’s further execution and delivery of a Release of Claims in the form of Attachment 1 hereto on a date that is at least six months after the Transition Commencement Date, and as compensation for Executive’s services during the Transition Period, Cadence will provide to Executive within ten business days after the expiration of the revocation period of the Release of Claims (as defined in that document) the following termination payment, to which Executive would not otherwise be entitled:

               a. a lump-sum payment equal to the greater of (i) the base salary Executive could have earned had he remained employed through the remainder of the Initial Term, or (ii) eight hundred thousand dollars ($800,000), less applicable tax deductions and withholdings; and
               b. for a period of six months, a monthly salary of $4,000 less applicable tax withholdings and deductions, payable in accordance with Cadence’s regular payroll schedule, commencing on the first pay date that is more than six months following the Transition Commencement Date.
          6. SECOND TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not resign from employment with Cadence and Cadence does not terminate Executive’s employment with Cadence due to a breach by Executive of Executive’s duties under this Agreement, upon the Termination Date, and in consideration for Executive’s acceptance of this Agreement and Executive’s further execution of a Release of Claims in the form of Attachment 2 to this Agreement, Cadence will provide to Executive within ten business days after the expiration of the revocation period of the Release of Claims (as defined in that document) the following termination payment, to which Executive would not otherwise be entitled: a lump-sum payment equal to the greater of (i) the target bonus Executive could have earned had he remained employed through the remainder of the Initial Term, or (ii) eight hundred thousand dollars ($800,000), less applicable tax deductions and withholdings.
          7. GENERAL RELEASE OF CLAIMS.
               a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
                    i. any amounts or benefits to which Executive is or becomes entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in

Section 10.9 of the Employment Agreement to survive the termination of Executive’s full-time employment;
                    ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
                    iii. claims related to Executive’s COBRA rights; and
                    iv. any rights that Executive has or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle.
               b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.
               c. Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this paragraph 7.
               d. Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.
               e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
          8. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Agreement.
          9. ARBITRATION. Subject to paragraph 3(f) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement, will be resolved exclusively in final and binding arbitration in accordance with the Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The arbitration will be held in the San Jose, California, metropolitan area, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and Cadence will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and Cadence will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim(s) in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. Cadence will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any). However, in the event a party prevails at arbitration on a statutory claim that entitles the prevailing party to reasonable attorneys’ fees as part of the costs, then the arbitrator may award those fees to the prevailing party in accordance with that statute.
          10. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.
          11. INTEGRATED AGREEMENT. This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by Cadence’s policies while serving as a Cadence employee, including but not limited to Cadence’s Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, or Executive’s continuing obligations under Executive’s Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.
          12. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein satisfy in full all obligations of Cadence to Executive arising out of or in connection with Executive’s employment through the Termination Date, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.
          13. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.

          14. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
          15. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced. Notwithstanding anything herein or in the Employment Agreement to the contrary, the Company may, in its sole discretion, amend this Agreement (which amendment shall be effective upon its adoption or at such other time designated by the Company) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of this Agreement as in existence immediately prior to any such amendment.
          16. ASSIGNMENT AND SUCCESSORS. Cadence shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of Cadence. The rights and obligations of Cadence under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by Cadence.
          17. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.
          18. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.
          The parties execute this Agreement to evidence their acceptance of it.

Dated:	Dated:

R.L. SMITH McKEITHEN	CADENCE DESIGN SYSTEMS, INC.

By:

Title:
Name:

ATTACHMENT 1
RELEASE OF CLAIMS
               1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring, my employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
                    i. any amounts or benefits to which I am or become entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 11.9 of the Employment Agreement to survive the termination of my full-time employment;
                    ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
                    iii. claims related to my COBRA rights; and
                    iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle.
          2. I intend that this Release cover all claims, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.

          3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.
          4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:	.
Print Name

Sign Name

ATTACHMENT 2
RELEASE OF CLAIMS
               1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring, my employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
                    i. any amounts or benefits to which I am or become entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 11.9 of the Employment Agreement to survive the termination of my full-time employment;
                    ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
                    iii. claims related to my COBRA rights; and
                    iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle.
          2. I intend that this Release cover all claims, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.

          3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.
          4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:	.
Print Name

Sign Name

EXHIBIT D
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

CADENCE DESIGN SYSTEMS, INC.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     In consideration of my employment or continued employment by Cadence Design Systems, Inc. or one of its subsidiaries (collectively, the “Company”), and the compensation now and hereafter paid to me, I hereby accept and agree to the following:
1. NONDISCLOSURE
     1.1 Recognition of Company’s Rights; Nondisclosure. At all times, during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below) unless: (a) such disclosure, use or publication may be required in connection with my work for the Company; or (b) an officer of the Company provides advance written authorization for such disclosure, use or publication. I will obtain the advance written authorization of an officer of the Company before publishing or submitting for publication any material (written, spoken, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I understand that all Proprietary Information shall be the sole property of the Company and its assigns.
     1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information belonging to the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) information relating to products, processes, know-how, designs, drawings, concepts, circuits, test data, formulas, methods, compositions, algorithms, techniques, developmental or experimental work, improvements, unpublished patent applications, source code and discoveries (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (c) customer and vendor lists, contacts, plans, and agreements with customers, vendors, and others; (d) program and product designs, specifications; and (e) personnel and contact lists, organization charts and all confidential employee data, including without limitation information regarding the skills, expertise and compensation of Cadence personnel.
     1.3 Third Party Information. I understand that the Company has in its possession, and will continue to receive, confidential or proprietary information belonging to third parties (“Third Party Information”), which the Company is obligated to keep confidential and to use only for certain prescribed purposes. During my employment with the Company and continuing thereafter, I will hold all Third Party Information in the strictest confidence and will not disclose it to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use it for any purpose (except in connection with my work for the Company), without the advance written authorization of an officer of the Company.
     1.4 No Improper Use of Information of Prior Employers and Others. During my employment with the Company I will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom I have an obligation of confidentiality. In addition, I will not bring any unpublished documents or any property belonging to my former employer or any other person to whom I have an obligation of confidentiality onto the Company’s premises without first obtaining and providing to my manager written authorization from that former employer or person. I will use in the performance of my duties only information that is: (a) generally known and used by persons with training and experience comparable to my own; (b) common knowledge in the industry or otherwise legally in the public domain; or (c) otherwise provided or developed by the Company.
2. ASSIGNMENT OF INVENTIONS
     2.1 Inventions and Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world. The term “Inventions” is defined in Section 1.2 above. The term “Company Inventions” shall mean all Inventions, and all Proprietary Rights with respect to Inventions, that I have, directly or indirectly, alone or jointly with others, made, authored, conceived, developed or reduced to practice during my employment with the Company and for one (1) year thereafter, as well as any and all patent applications filed by me or by a third party based on such Inventions.
     2.2 Assignment of Inventions. I hereby assign to the Company, or to a third party as directed by the Company, all my rights, title and interest in and to any and all Company Inventions.
     2.3 Prior Inventions and Non-employment Inventions. As an exception to Section 2.2, I understand that I am not required to assign, and do not hereby assign, under this Agreement:
     (a) any Invention to the extent it was created by me prior to the commencement of my employment with the Company (each a “Prior Invention”), or
     (b) any Invention that does not relate to the Company’s business (or actual or demonstrably anticipated research and development) and does not result from any work I perform for the Company, to the extent that I develop such Invention entirely on my own time without using the Company’s equipment, supplies, facilities or Proprietary Information (each a “Non-employment Invention”). To preclude any possible uncertainty, I have set forth on Exhibit B attached hereto a complete list of all Prior Inventions. If disclosure of any such Prior Invention(s) would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention(s) in Exhibit B, but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions or Non-employment Inventions in any work I do for the Company without the advance written authorization of an officer of the Company. If, in the course of my employment with the Company, I do, in violation of this section, incorporate a Prior Invention or a Non-employment Invention into work I do for the Company, I hereby grant the Company, and will take all reasonable actions necessary to assist the Company in obtaining, a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Inventions and Non-employment Inventions.
     2.4 Obligation to Keep Company Informed. I agree to promptly disclose to the Company fully and in writing all Company Inventions. In addition, I agree to promptly disclose to the Company all patent applications filed by me or on my behalf during my employment, or after if based on a Company Invention. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify as Non-employment Inventions and I will provide the Company with a written account of all of the evidence necessary to substantiate my belief.

     2.5 Obligations of Confidentiality. The Company agrees to keep in confidence and not use for any purpose or disclose to third parties, without my consent, any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Non-employment Inventions, except as reasonably necessary to exercise any licenses I may grant to the Company regarding such Non-employment Inventions. I agree to keep in confidence and not use for any purpose other than the performance of my duties to the Company, or disclose to third parties without the Company’s consent, any Proprietary Information or Company Inventions.
     2.6 Works for Hire. I acknowledge that all original works of authorship, which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. Section 101).
     2.8 Enforcement of Proprietary Rights.
     (a) During and after my employment with the Company, I will assist the Company in every proper way to obtain, and from time to time enforce, Proprietary Rights relating to Company Inventions in any and all countries and jurisdictions. To that end I will execute, verify and deliver such documents, appear as a witness, and perform other acts as the Company may reasonably request in connection with applying for, obtaining, perfecting, evidencing, defending, sustaining and enforcing its Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to Company Inventions in any and all countries shall continue beyond the termination of my employment.
     (b) In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact. This appointment is coupled with an interest to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.
     (c) I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings, electronic files, and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Company Inventions (the “Company Records”). I agree not to keep copies of the Company Records in locations outside the Company unless necessary to fulfill my duties to the Company, and then only upon obtaining prior written approval from my manager. I agree that the Company Records are the sole property of the Company and I agree to make Company Records available to the Company at all times.
4. RETURN OF COMPANY DOCUMENTS AND PROPERTY. When I leave the employ of the Company, I will deliver to either my manager or the Company’s legal department:

(a) all drawings, notebooks, notes, memoranda, source code, specifications, devices, formulas, records, manuals, reports and documents, together with all copies thereof in my possession, custody or control;
(b) all Company Records and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information in my possession, custody or control, and
(c) all Company property or Company equipment in my possession, custody or control. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s Exit Acknowledgement form.
5. ADDITIONAL ACTIVITIES. I agree that during my employment with the Company I will not engage in any employment outside the Company nor will I engage in any business activity, which is competitive with or would otherwise conflict with my employment with the Company, without first obtaining the prior written approval of the Office of the General Counsel. A form for obtaining such approval is available to me through the Company’s Intranet.
6. NO SOLICITATION. I agree that during the term of my employment with the Company, and for a period of one (1) year following the date of my termination of employment with the Company, I will not: (a) solicit or recruit, for my own benefit or on behalf of any entity, any person who is at that time an employee of the Company or who has been employed by the Company for any period of time during the previous three (3) months, nor shall I induce or encourage any such person to leave the employ of the Company; or (b) solicit the business of any client or customer of the Company with whom I had a relationship while employed with the Company or whom I know as a result of my employment with the Company.
7. NO CONFLICTING OBLIGATION. I represent that I owe no obligations, of confidentiality or otherwise, to any third party that could:
(a) prevent me from performing the duties of my job with the Company; or
(b) prevent me from fully complying with the terms of this Agreement.
8. NON-PRIVATE NATURE OF COMPANY PROPERTY. I understand that I shall have no right to or expectation of privacy in the voicemail, computing and communication devices, electronic mail, and instant messaging and other communication media, provided to me by the Company or in any property situated on the Company’s premises and/or owned by the Company, including computing and communication devices, disks and other storage media, filing cabinets, desks, cubicles, offices or other work areas. I further understand that such property, including voicemail, computing and communication devices, electronic mail and instant messaging and other communication media is subject to inspection by Company personnel at any time.
9. AT-WILL EMPLOYMENT. I understand and agree the Company is an at-will employer and that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate the employment relationship at any time, for any reason, with or without cause, and with or without notice. I further understand that only a written agreement signed by the executive in charge of Human Resources can alter the at-will nature of my employment with the Company.

10. NOTICES. Any notices required or permitted by this Agreement shall be given to the Company at its San Jose, California headquarters’ address, and to me at the address specified beneath my signature below, unless either party specifies in writing its preference to receive notices relating to this Agreement at another address. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
11. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby authorize the Company to notify my new employer of my rights and obligations under this Agreement.
12. GENERAL PROVISIONS.
     12.1 Governing Laws, Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Alternatively, if my last place of employment with the Company is in a location outside of California, then Sections 5 and 6 of this Agreement shall be governed by and construed by the laws of that State. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.
     12.2 Severability. In the event any of the provisions contained in this Agreement are, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any of the provisions contained in this Agreement are for any reason held to be excessively broad as to duration, geographic scope, activity or subject, such provisions shall be construed by limiting the duration, geographic scope, activity or subject only to the extent necessary to render them enforceable and compatible with applicable law.
     12.3 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
     12.4 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a wavier of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
     12.5 Entire Agreement. This Agreement, together with the Cadence Code of Business Conduct and my offer letter, both of which I have signed, and both of which are incorporated herein, constitute the complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Company’s General Counsel. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
     This Agreement shall be effective as of the first day of my employment with the Company, namely:                     , 200___.

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.
Dated:

Signature

(Printed Name)

(Address)

(Address)

(Address)

EXHIBIT A
LIMITED EXCLUSION NOTIFICATION
     THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:
     (1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or
     (2) Result from any work performed by you for the Company.
     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
     By signing below, I ACKNOWLEDGE RECEIPT of this notification.

By:

Print Name of Employee:

Date:

WITNESSED BY:

Signature of Witness

(printed name of witness)

EXHIBIT B
TO: Cadence Design Systems, Inc.
FROM:
             (Print name of employee)
DATE:
SUBJECT: Prior Inventions
     1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Cadence Design Systems, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment or consulting relationship with by the Company [CHECK THE APPLICABLE BOXE(S)]:
☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.
     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies) [CHECK THE APPLICABLE BOXE(S)]:
☐	Not applicable.

	Invention or Improvement	Party (ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

By:

Print Name of Employee:

Date: